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                   March 23, 2023

       Marcos Gradin
       Chief Financial Officer
       Loma Negra Compania Industrial Argentina Sociedad Anonima
       Cecilia Grierson 355 , 4th Floor
       Zip Code C1107CPG     Ciudad Aut  noma de Buenos Aires
       Republic of Argentina

                                                        Re: Loma Negra Compania
Industrial Argentina Sociedad Anonima
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            File No. 1-38262

       Dear Marcos Gradin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Manufacturing